Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Post-Effective Amendment No. 3 to the Registration Statement of Lightstone Value Plus Real Estate Investment Trust III, Inc. on Form S-11 (File No. 333-195292) to be filed on or about June 29, 2016 of our report dated May 26, 2016, on our audits of the financial statements of Hampton Inn- Lansing as of December 31, 2015 and 2014, and for each of the years then ended, which report was included in the Current Report on Form 8-K/A filed May 26, 2016. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11.

/s/ EisnerAmper LLP

Iselin, New Jersey

June 29, 2016